EXHIBIT 10.1

TENTH AMENDMENT TO LOAN AGREEMENT

This Tenth Amendment to Loan Agreement (this "Agreement") dated as of
June 29, 2010, is entered into among Lithia Motors, Inc., an Oregon corporation ("Borrower"); the lenders which are from time to time parties to the Loan Agreement (each a "Lender" and any two or more "Lenders"); and U.S. Bank National Association, as agent for the Lenders (in such capacity, "Agent").

R E C I T A L S

A.        Borrower, the Lenders and Agent have entered into a Loan Agreement dated as of August 31, 2006, which has been amended from time to time, including by amendments dated as of June 29, 2007, February 13, 2008, March 17, 2008, August 15, 2008, December 12, 2008, March 31, 2009, October 28, 2009, January 14, 2010, and February 17, 2010 (collectively, the "Loan Agreement").

B.         The parties wish to modify the terms and conditions of the Loan Agreement, as set forth below.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Amendments to Loan Agreement.

1.1              Definitions.  The definitions of the following terms in Section 1.1 of the Loan Agreement are deleted and replaced with the following:

            "Borrowing Base" means, as of any date of determination, an amount equal to

     (a)        the sum, without duplication, on such date of:

(i)         75% of (A) the net book value of Program Vehicles and Used Vehicles of the Dealerships in which Agent has a perfected security interest and which have been owned or held for sale or lease by any Dealership for 180 days or less; minus (B) the sum of (1) the aggregate outstanding principal balance of the Floor Plan Financing owed to all Floor Plan Lenders to finance such Program Vehicles and/or Used Vehicles, and (2) the principal amount of any other indebtedness or obligation to any Person (other than the Obligations) which is secured by the Program Vehicles and/or Used Vehicles, including but not limited to amounts owing to holders of any lien or security interest in a Used Vehicle at the time it is traded in, sold to, or otherwise acquired by any Dealership.

(ii)        30% of (A) the net book value of the inventory of Borrower and its Subsidiaries consisting of new parts and accessories in which Agent has a perfected first priority security interest; minus (B) the unpaid acquisition cost owed to sellers or financers of such inventory.

(iii)       30% of the net book value of equipment (excluding fixtures and aircraft) of Borrower and the Collateral Subsidiaries in which Agent has a perfected first priority security interest.

Notwithstanding any contrary provision of this Borrowing Base definition, (i) the total amount attributable to the collateral described in paragraphs (a)(ii)and (a)(iii) of this definition shall at no time exceed 40% of the total Borrowing Base, and (ii) the Borrowing Base shall in no event include any property owned by LRE.

(b)        minus, the Excess Seller Note Amount (defined in Section 12.6(n)).

"Expiration Date" means June 30, 2013, or such earlier date as may be applicable due to acceleration of Obligations in accordance with the terms of this Agreement.

"Total Revolving Loan Commitment" means an amount equal to $75,000,000.

1.2              Revolving Loan Fee.  Section 2.6 of the Loan Agreement is deleted and replaced with the following:

2.6       Revolving Loan Fee.  Borrower shall pay to Agent, for the account of the Lenders, a fee (the "Loan Fee") in an amount equal to .30% per annum on the amount, calculated on a daily basis, by which the Total Revolving Loan Commitment exceeds the sum of the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Outstandings on each day.  The accrued Loan Fee shall be due and payable in arrears on the first Monthly Payment Date in each fiscal quarter (and on the Expiration Date) for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Expiration Date.  The fee shall be paid to each Lender based upon their respective Pro Rata Shares of the Revolving Loan Exposure of all Lenders.

1.3              Interest.  Section 5.1.1 of the Loan Agreement is deleted and replaced with the following:

5.1.1    Interest Rate.  Unless the Default Rate is applicable, the Revolving Loans shall bear interest at a variable per annum rate equal to the LIBOR Rate plus 2.75% ("Revolving Loan Borrowing Rate"), adjusted without notice on the date of each change in the LIBOR Rate.

1.4              Vehicle Equity.  Section 10.1.2 of the Loan Agreement is deleted and replaced with the following:

10.1.2  Vehicle Equity.  Vehicle Equity shall not be less than (a) $45,000,000.00 as of the last day of any fiscal quarter ending prior to June 30, 2010; and (b) $65,000,000.00 as of the last day of any fiscal quarter ending on or after June 30, 2010.

1.5              Loans and Investments.  Section 12.6(n) of the Loan Agreement is deleted and replaced with the following:

(n)        Extensions of credit to Persons acquiring the assets of a Dealership or another Subsidiary pursuant to a sale permitted by Section 12.1.2 ("Seller Notes"), in an aggregate principal amount, for Borrower and its Subsidiaries, not to exceed $10,000,000.00 outstanding at any time; provided, however, that if the aggregate outstanding principal balance of Seller Notes exceeds $5,000,000.00, the Borrowing Base shall be reduced by the amount of such excess ("Excess Seller Note Amount").

1.6              Debt.  Section 12.10(m) of the Loan Agreement is deleted and replaced with the following:

(m)       Additional Funded Debt, which together with all other Funded Debt permitted by this Section 12.10, excluding Debt described in Sections 12.10(a), 12.10(e), and 12.10(f) and without duplication, Funded Debt associated with discontinued operations ("Excluded Funded Debt"), does not at any time for Borrower and all Subsidiaries exceed an aggregate outstanding principal amount of $310,000,000.00; provided that any such Debt incurred after the Closing Date, shall be unsecured, unless permitted to be secured by the terms of this Agreement.  Notwithstanding any contrary provision hereof, the Funded Debt of Borrower and its Subsidiaries (excluding Excluded Funded Debt, but including all other Funded Debt described in this Section 12.10) shall not at any time exceed an aggregate principal amount of $310,000,000.00.

1.7              Schedule 1.  Schedule 1 is deleted and replaced with the Schedule 1 attached hereto.

1.8              Exhibits.  Exhibit D (Compliance Certificate) and Exhibit E (Borrowing Base Certificate) are deleted and replaced with the Exhibits D and E attached hereto.

2.                  Conditions Precedent.  The effectiveness of this Agreement is subject to satisfaction of each of the following conditions:

2.1              Agent has received executed originals of this Agreement, a new Revolving Note, and such other Loan Documents as Agent requires and Borrower and each Guarantor have provided such information and satisfied such requirements as Agent reasonably requires.

2.2              No Default shall have occurred and be continuing under the Loan Agreement, or will exist after giving effect to the transactions contemplated hereby and the amendments made by this Agreement.

2.3              All representations and warranties in the Loan Agreement and in this Agreement are true and correct as of the date of this Agreement.

3.                  Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

4.                  Reaffirmation; Release.  By signing this Agreement or the attached Acknowledgment:

4.1              Reaffirmation.  Borrower and each Guarantor (each, a "Loan Party") affirm that the representations and warranties in each of the existing Loan Documents are and will be true, correct and complete as of the date hereof, and agree that (i) except as amended previously or in connection herewith, each Loan Document is and shall remain valid and enforceable in accordance with its terms and (ii) such Borrower or Guarantor has no claims, defenses, setoffs, counterclaims or claims for recoupment against Agent, the Lenders, or the indebtedness and obligations represented by the Notes, Guaranties, Security Documents and other Loan Documents.

4.2              Release.  Each Loan Party hereby releases, acquits, and forever discharges Agent, each Lender, their parent corporations, affiliates, subsidiaries, employees, successors, agents, assigns, representatives, and attorneys (collectively, "Lenders' Agents"), and each of them, of and from any and all liability, claims, demands, damages, actions, causes of action, defenses, counterclaims, setoffs, or claims for recoupment of whatsoever nature, whether known or unknown, whether in contract or tort or otherwise, arising directly or indirectly from, or in any way related to the Loan Agreement, this Agreement, the Guaranties and the other Loan Documents, any other indebtedness or obligations of any Loan Party to Agent or any one or more of the Lenders or to the relationship between any Loan Party and Agent, any Lender, or Lenders' Agents.

5.                  References.  On and after the effective date of this Agreement, all references in the Loan Agreement and the other Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

6.                  Representations and Warranties. Each Loan Party represents and warrants to Agent and the Lenders as follows:

6.1              Authorization.  (a) It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, the Loan Agreement as amended by this Agreement (the "Amended Agreement"), (b) its execution, delivery and performance of this Agreement and the other Loan Documents and all documents to be executed, delivered or performed by it have been duly authorized by all necessary entity action, do not require the approval of any governmental agency or other Person, do not contravene any law, regulation, rule, order, or restriction binding on it or its articles of incorporation or other organizational documents, and do not contravene the provisions of or constitute a default under any agreement or instrument to which it is a party or by which it may be bound or affected, and (c) this Agreement has been duly executed and delivered by each Loan Party and this Agreement and the Amended Agreement are the legally valid and binding obligations of each Loan party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

6.2              Absence of Default.  No Event of Default has occurred and is continuing and no event will result from the consummation of the transactions contemplated by this Agreement that would constitute a Default or Event of Default.

7.                  Expenses.  Borrower shall pay all outside and/or third party costs, fees and expenses (including without limitation, attorney fees) incurred by Agent and each Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and any other document required to be furnished herewith.

8.                  Recitals.  The Recitals are hereby incorporated herein.

9.                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of said counterparts taken together shall be deemed to constitute but one document.

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10.              Disclosure.  Under Oregon law, most agreements promises and commitments made by lender concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the lender to be enforceable.

LITHIA MOTORS, INC. By: /s/ Bryan B. DeBoer Name: Bryan B. DeBoer Title: Director	U.S. BANK NATIONAL ASSOCIATION, as Agent, Lender and Issuing Lender By: /s/ Silvia S. Boulger Name: Silvia S. Boulger Title: Vice President